Exhibit 10.3
ADDENDUM TO MINING AGREEMENT
This Addendum is dated November 10th, 2009, between Arcilla Mining & Land Company and CARBO.
Arcilla and CARBO agree as follows:
Agreement dated January 1, 2003 between Arcilla and CARBO:
For purposes of clarification between Contractor and Owner, the list of Owner’s Lands, as of the date of this Addendum, constitutes the properties listed below. Contractor, pursuant to the Agreement and this Addendum, shall have the sole rights to mine, for Owner, the following Owner’s Lands:
(1) Allen Lease Tract:
(Wilkinson Co. Index Map #16) Mining Lease Agreement dated May 29, 1964, by and between Willis I. Allen, as landlord, and Reynolds Mining Corporation, as lessee, for minerals located on 636.5 acres, more or less, Wilkinson County Georgia. (Subject to the provisions of Section 1.1). Said lease is recorded in Deed Book 108, Page 420. LESS AND EXCEPT those portions of said tract subleased to (a) CARBO CERAMICS INC., being 190.63 acres shown on a plat recorded at Plat Book 19, Page 133; (b) IMERYS CLAY COMPANY, being 21.97 acres shown on a plat recorded at Deed Book 213, Page 38, said records; and (c) WILKINSON KAOLIN ASSOCIATES shown on the sketch attached hereto as Exhibit C as “Out WKA” being two parcels, and being further described in the recorded subleases from SEMCOA to WILKINSON KAOLIN ASSOCIATES.
(2) Dixon Lease Tract:
(Wilkinson Co. Index Map #26) 84.56 acre portion of said 805 acre tract shown on a plat for Carbo Ceramics, Inc. by Byron L. Farmer dated July 17, 2003 recorded in Plat Book 19, Page 235, Wilkinson County deed records, which portion was subleased to CARBO CERAMICS INC. as shown on a Memorandum of Sublease recorded at Deed Book 281, Page 243, said records. Mining Lease Agreement dated July 17, 1964, by and between J. C. Dixon, Jr. and Mrs. Benita Dixon Branan, as landlord, and Reynolds Mining Corporation, as lessee, for minerals located on 805 acres, more or less, Wilkinson County, Georgia. Said lease is recorded in Deed Book 108, Page 456.
(3) Kellam — Graves: Fee Simple
All that tract of land in the 329 G.M.D. Wilkinson County, Georgia and being that 70.41 acre tract shown on a plat for Thomas B. Kellam and Richard Z. Graves, recorded in Plat Book 1, Page 134, Office of the Clerk of Superior Court of Wilkinson County Georgia.
LAND DESCRIPTION: All that tract or parcel of land situate, lying and being in the Third Land District, in the 329th (Passmore) G.M. District of Wilkinson County, Georgia, containing Seventy and Forty One-hundredths (70.41) acres, and being now or formerly bounded as follows: North and Northeast by the lands known as the Old Ben Lavender place: Northwest by other lands of C.E. Dent; South and Southwest by lands of W.I. Dixon, Jr.; East and Southeast by the public road leading by way of the Meredith place and/or the Ben Lavender place, and said lands being more particularly shown and delineated in a plat made of same by Jack C. Brantley, dated January 28, 1963, of Record in Plat Book 4, Page 119, in the Office of the Clerk of the Superior Court of Wilkinson County, Georgia, a copy of said plat being attached to this instrument and being made a part of this instrument. Said lands herein described being a part of the lands conveyed by the following instruments: (1) W.D. Meredith, administrator of M.S. Meredith to M.B. Brooks, recorded in Book X, Page 487; (2) M.B. Brooks to Mrs. W.W. Pierce, recorded in Book 20, Page 64; (3) Mrs. W.W. Pierce to Mrs. W.J. Hughes, recorded in Book 23, Page 129; (4) Mrs. W.J. Hughes to Mrs. Anne Etheridge, recorded in Book 29, Page 409; (5) C.C. Criswell, Attorney in Fact for Mrs. Anne Etheridge, to C.C. Criswell, recorded in Book 39, Page 428-9; (6) C.C. Criswell to H.E. Stephens, recorded in Book 40, Page 325; (7) H.E. Stephens to Bernice L. Day, recorded in Book 61, Page 323; (8) Bernice L. Day to C.E. Dent, recorded in Book 61, Page 324; all of said instruments being of record in the Office of the Clerk of the Superior Court of Wilkinson County, Georgia, and a plat of the whole tract of land conveyed by said instruments being of record in Plat Book 1, Page 134.
(4) C.E. Dent Lease
     (Wilkinson Co. Index Map #27) Mining Lease Agreement dated May 23, 1964, by and between C. E. Dent, as lessor, and Reynolds Mining Corporation, as lessee, for minerals located on 113.52 acres, more or less, Wilkinson County, Georgia. Said lease is recorded in Deed Book 108, Page 462.
(5) BRANNAN TRACT Fee simple Tract:
All that tract of land in the 329th G.M.D. Wilkinson County, Georgia, consisting of all of Parcel C (containing approximately 195.33 acres), as shown on a plat for Reynolds Metals Company by Walker McKnight Surveyors, Inc. dated November 1979, recorded in Plat Book 13, Page 92, Office of the Clerk of Superior Court of Wilkinson County, Georgia, which plat is by this reference incorporated herein.
(6) Dixon Z Cut Lease:
All that tract of land in the 329 G.M.D. Wilkinson County, Georgia and being that 53.02 acre tract shown on a plat for CARBO CERAMICS, INC. by Byron L. Farmer dated September 24, 2009, recorded in Plat Book _______, Page _________, Office of the Clerk of Superior Court of Wilkinson County Georgia.
SPECIAL PROVISION: It is noted that said description includes road right of way for county road 142. Said tract is subleased subject to the rights of Wilkinson County and the public to said road rights of way.

(7) Chattahoochee Brick Fee simple Tract:
(Wilkinson Co. Index Map #56) All that certain lot, piece or parcel of land containing 453.16 acres, more or less, situated in Wilkinson County, Georgia, conveyed to Reynolds Mining Corporation by deeds dated December 14, 1976, and recorded in the Office of the Clerk of the Superior Court of Wilkinson County, Georgia in Deed Book 141, pages 261-3, and dated June 15, 1977 and recorded in the Wilkinson County Clerk’s Office in Deed Book 143, page 249-50, and as further described in that certain affidavit to Clarify the Legal Description of Certain Real Property by the recording of Plats of Survey Pertaining Thereto dated August 29, 1986, and recorded September 29, 1986 in the Wilkinson County Clerk’s Office in Deed Book 177, pages 184-86, with said plat recorded in Plat Book 13, page 92.
1. TERM: Section 1 is deleted in its entirety and replaced with the following:
“The term of this Agreement shall commence on January 1, 2003 and shall be in effect until such time as all of Owner’s Lands have been fully depleted, which shall have been deemed to occur at such time that any Product mined from such Owner’s Lands shall no longer have a viable, economic use suitable by Owner.”
Contractor and Owner agree that any properties which Owner purchases pursuant to that certain Exclusive Option Contract by and between Southeast Minerals Corporation Of America and Owner dated as of September 28, 2006 shall be considered Owner’s Lands under this Agreement and thus Contractor shall have the right to mine them for Product as well until such time as they are fully depleted and no longer have a viable, economic use suitable by Owner.
Arcilla and CARBO further agree that all terms and prices to mine on above listed properties will remain the same as stated in the January 1, 2003 “Mining Agreement” between Arcilla and CARBO. Any term or condition in the Mining Agreement not amended or clarified in this Addendum shall remain unchanged and in full force and effect.
Arcilla and CARBO further agree that any all capitalized terms contained herein that are not otherwise defined, shall have the meaning ascribed to them in the Mining Agreement.

CARBO Ceramics Inc.		Arcilla Mining and Lands Company

By:	/s/ Mark Edmunds	By:	/s/ T. S. Smith
Mark Edmunds, VP of Operations		Ted S. Smith, President / CEO
Print Name and Title		Print Name and Title